October 2, 2017

Re: Equity Vesting
Dear Devin:
This letter agreement (the “Agreement”) confirms our agreement regarding the vesting of any equity incentive awards (the “REIT1 Equity Awards”) you may receive in Phillips Edison Grocery Center REIT I, Inc., a Maryland corporation (“REIT1”) or Phillips Edison Grocery Center Operating Partnership I, L.P., a Delaware limited partnership (the “OP”). Notwithstanding anything contained in any plan governing the REIT1 Equity Awards or any agreement evidencing the grant thereof you will be vest in all REIT1 Equity Awards on the following terms:

•	Time Vesting Awards- You will be vested in any REIT1 Equity Awards that vest solely based on continued employment on the earlier of the following:

o	The vesting dates set forth in the REIT1 Equity Award agreements; or

o
You reaching both: (1) the age of 58; and (2) combined age and years of continuous years of service with Phillips Edison & Company, Ltd (and any successor thereto) (“PECO”) of 65 years (“Retirement Eligible”).

•
Performance Vesting Awards – Should your employment terminate on or following your Retirement Eligible you will remain eligible to vest in any REIT1 Equity Awards that vest based on satisfaction of performance goals (“Performance Awards”) as follows:

o
Retirement Prior to 50% of Performance Period – If your retirement is prior to 50% of the performance period over which the Performance Award is earned and vested, then you will vest in of any Performance Awards actually earned based on performance at the end of the performance period multiplied by a fraction the numerator of which is the number of full days employed during the applicable performance period and the denominator of which is the number of full days in the performance period.

o
Retirement On or After 50% of the Performance Period has Elapsed – If your retirement is on or after 50% of the performance period over which the Performance Award is earned and vested has elapsed, then you will vest in of any Performance Awards actually earned based on performance at the end of the performance period

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Notwithstanding the foregoing, if your employment is terminated for Cause (as defined in the Phillips Edison Grocery Center REIT I, Inc. Executive Severance and Change in Control Plan) then you will no longer be eligible for the vesting terms set forth in this Agreement and the vesting in any REIT1 Equity Awards shall be determined in accordance with the terms of the Award Agreements without regard to any accelerated vesting or rights to vest upon becoming Retirement Eligible.
Nothing contained in this Agreement requires REIT1, the OP or PECO to grant you any REIT1 Equity Awards, or to continue your employment for any term and should not be construed as a contract of employment. You acknowledge and agree that the vesting in an REIT1 Equity Award pursuant to the terms of this Agreement may result in employment taxes becoming due prior to your receipt of the REIT1 shares, OP units or cash payable under such REIT1 Equity Award. In such event, you authorize PECO to withholding such taxes from other compensation that may be payable to you.
Please acknowledge your agreement by signing below and returning a copy of this Agreement to Keith Rummer at PECO.
Sincerely,
/s/ Jeffrey S. Edison
Jeffrey S. Edison

ACCEPTED AND AGREED:

/s/ Devin Murphy
Devin Murphy

Date: October 3, 2017

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